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Exhibit 1.1

Approved by the General Meeting of Shareholders of OJSC Wimm Bill Dann Foods Minutes No. 31-05 of May 31, 2002 Chairman of the Meeting
(D. Iakobachvili)
Secretary of the Meeting
(M. Dubinin)

CHARTER

OF OPEN JOINT STOCK COMPANY

Wimm Bill Dann Foods

(restated version)

Moscow, 2002

ARTICLE 1.    Name, location, and period of activity.

1.1	Open Joint Stock Company "Wimm-Bill-Dann Foods" (hereinafter, the "Company") has been created and operates in accordance with the RF Civil Code; Federal Law No. 208-FZ of December 26, 1995, "On Joint Stock Companies" (the "JSC Law"); the Law "On Foreign Investments in the Russian Federation"; and other current Russian legislation and this Charter of the Company.

The Company has been created by reorganization, in the form of transformation of Wimm-Bill-Dann Foods, a limited liability company registered by the State Registration Chamber under the Ministry of Justice of the Russian Federation (certificate of registration and entry into the state register of commercial organizations No. R-15968.15 of April 16, 2001). The Company is the full successor to all rights and obligations of Wimm-Bill-Dann Foods Limited Liability Company.
1.2	Type of the Company: open joint stock company.
1.3	Full trade name of the Company in the Russian language: "(Russian Language)".
1.4	Full trade name of the Company in the English language: Open Joint Stock Company "Wimm-Bill-Dann Foods".
1.5	Short trade name in the Russian language: OAO "(Russian Language)".
1.6	Short trade name in the English language: WBD Foods.
1.7	Documents of the Company intended for third parties must contain one of the names specified above.
1.8
Location of the Company: 109028, Moscow, Yauzsky bulvar, d. 16/15, Room 306. The location of the Company is the permanent location of its individual executive body, the Chairman of the Management Board.
1.9	Postal address of the Company: 109028, Moscow, Yauzsky bulvar, d. 16/15, Room 306.
1.10	The Company is founded for an unlimited period of activity.
1.11	The number of shareholders that the Company may have is unlimited.

ARTICLE 2.    Legal status of the Company.

2.1	The Company is a legal entity and owns separate property accounted for on its own independent balance sheet. The Company may in its own name acquire and exercise property and non-property rights, perform obligations, and be a plaintiff or a defendant in court. The Company shall be considered created as a legal entity from the time of its state registration.
2.2	The Company may have civil rights and bear obligations necessary for the carrying out of any activities not prohibited by federal laws.

Certain activities, the list of which is defined by federal laws, may be engaged in by the Company only on the basis of a special authorization (license). If the special authorization (license) to engage in a certain activity is granted on the condition that such activity must be engaged in exclusively, then during the period of validity of the special authorization (license) the Company shall be entitled to engage only in the activities contemplated by the special authorization (license), and attendant activities.
2.3
The Company shall have a circular seal bearing its full trade name in Russian and specifying its location. The seal may also include the Company's trade name in any foreign language. The Company may have letterheads and forms bearing its name, its own logo, and duly registered trademarks and other means of visual identification.
2.4	The Company is entitled to open bank accounts in the Russian Federation and elsewhere in the established manner.
2.5
The Company may on a voluntary basis join unions, associations, concerns, and intersectoral, regional, and other associations, on terms consistent with the current legislation of the Russian Federation.

2.6
In accordance with the provisions of current legislation the Company may create branches and open representative offices in the territory of the Russian Federation. The creation of branches and the opening of representative offices by the Company outside the territory of the Russian Federation shall be done also in accordance with the legislation of the foreign state where the respective branches and representative offices are located, unless otherwise provided by an international treaty of the Russian Federation.
2.7
Branches and representative offices shall not be legal entities and shall act on the basis of a Bylaw approved by the Company. Branches and representatives offices shall be provided with property by the Company that created them, and such property shall be accounted both on their individual balance sheets and on the Company's balance sheet. The directors of branches and representative offices shall be appointed by the Company and act on the basis of powers of attorney issued by the Company.
2.8
Branches and representative offices shall carry out their activities in the name of the Company that created them. Liability for the activities of branches and representative offices shall be borne by the Company that created them. At the time of its founding the Company has no branches or representative offices.
2.9
The Company may have subsidiaries and dependent companies with the rights of a legal entity in the territory of the Russian Federa- tion, created in accordance with the current legislation of the Russian Federation, and elsewhere, created in accordance with the legislation of the foreign state where the respective subsidiary or dependent company is located, unless otherwise provided by an international treaty of the Russian Federation. The Company may acquire and own securities (participatory interests in capital) of other enterprises in accordance with current legislation.
2.10
State, public, and other organizations are not permitted to interfere in the Company's administrative and economic activities, unless such interference is occasioned by their authority to perform supervisory functions in accordance with the current legislation of the Russian Federation.
2.11	Work shall be performed and services shall be provided at the prices and rates and in the forms established by the Company independently, except in the cases provided for by current legislation.
2.12
Neither the Russian Federation, nor any subject of the Russian Federation, nor any municipal unit shall exercise a special right to participate in the management of the Company (no "golden share" shall exist).

ARTICLE 3.    Liability of the Company and its Shareholders.

3.1	The Company is liable for its obligations to the extent of all its property.
3.2	The Company is not liable for the obligations of its shareholders.
3.3	Shareholders are not liable for the obligations of the Company and bear the risk of losses associated with its activity only to the extent of the value of the shares owned by them.
3.4	Shareholders who have not fully paid for shares are solidarily liable for the Company's obligations to the extent of the unpaid portion of the value of the shares owned by them.
3.5
If the Company becomes insolvent (bankrupt) due to the actions (or omissions) of its shareholders or other persons entitled to issue instructions binding upon the Company or otherwise able to determine its actions, then said shareholders or other persons may be held subsidiarily liable for the obligations of the Company in the event that its property is insufficient.
3.6	The State and its bodies are not liable for the obligations of the Company, and the Company is not liable for the obligations of the State and its bodies.

ARTICLE 4.    Objectives, subject-matter, and types of activity of the Company.

4.1	The primary objective of the Company is the fullest and highest-quality satisfaction of the needs of legal entities and natural persons for products (work, services) produced (performed, rendered) by the Company in accordance with its charter activity, and the earning of profits.

4.2
The subject-matter of the Company's activity is economic activity by means of unification of financial resources of the Company's shareholders for the purpose of satisfying public needs for consumer goods and goods intended for manufacturing purposes (primarily, food products, milk products, juices, and beverages) and earning profits on behalf of the shareholders.
4.3
The Company's main activities are production and sale (wholesale and retail) of food products (milk and sour milk products, mineral water, fruit and vegetable juices and beverages, children's food) and organizing the production and sale of these products.
4.4	To achieve its established goals the Company will engage in the following activities:
	4.4.1	production and sale of milk and sour milk products;
	4.4.2	production and sale of children's food products, dietetic products, and confectionery;
	4.4.3	production and sale of food products, juices, and beverages;
	4.4.4	production and sale of mineral water;
	4.4.5	wholesale and retail trade;
	4.4.6	economic management of retail and wholesale trade;
	4.4.7	supply and sale;
	4.4.8	economic management of supply and sale of materials and equipment;
	4.4.9	market research; consulting in matters of commercial activity, finance, and management;
	4.4.10	forwarding services;
	4.4.11	foreign economic activity.
4.5	The Company may also engage in any other activities not prohibited by legislative acts of the Russian Federation.

ARTICLE 5.    Organizational documents of the Company.

5.1	This charter is the organizational document of the Company.
5.2	The requirements of the Company's charter are binding upon all bodies and shareholders of the Company.
5.3	Amendment of the Company's charter or approval of a restated version of the charter shall be done pursuant to a resolution of the General Meeting of Shareholders.
5.4
Amendment of the Company's charter or approval of a restated version of the Company's charter shall be done pursuant to a resolution of the General Meeting of Shareholders adopted by a majority of three-fourths of its shareholders owning voting shares and participating in the respective meeting, subject to the following:
5.4.1
Amendment of the Company's charter according to the results of placement of shares of the Company, including revisions associated with an increase in the Charter Capital of the Company, shall be done on the basis of the resolution of the General Meeting of Shareholders concerning such increase and the registered report on the results of the share issue. In the event that the Charter Capital of the Company is increased by means of placement of additional shares, the Charter Capital shall be increased by the sum of the par values of the placed additional shares, and the number of authorized shares of each category and class shall be decreased by the number of placed additional shares of the respective category and class.
5.4.2
Amendment of the Company's charter in connection with a decrease in the Charter Capital by means of acquisition of shares of the Company for the purpose of their cancellation shall be done on the basis of the resolution of the General Meeting of Shareholders concerning such decrease and the report, approved by the Board of Directors, on the results of acquisition of shares. In such case, the Charter Capital of the Company shall be decreased by the sum of the par values of the cancelled shares.

5.4.3
Amendment of the Company's charter in connection with the creation of branches, the opening of representative offices, and the liquidation thereof shall be done on the basis of a resolution of the Board of Directors.

ARTICLE 6.    Charter Capital of the Company.

6.1	The charter capital of the Company (the "Charter Capital") is formed from the par value of the shares of the Company acquired by the shareholders.
6.2	The Charter Capital defines the minimum amount of property of the Company securing the interests of its creditors.
6.3
The Charter Capital is equal to 880,000,000 (eight hundred eighty million) rubles and is divided into 44,000,000 (forty-four million) registered common shares with an identical par value of 20 (twenty) rubles each.
6.4	As at the time of approval of this version of the charter, the Charter Capital has been fully paid in.
6.5	The Charter Capital may be increased by means of an increase in the par value of shares or placement of additional shares.
6.6	Increases in the Charter Capital are permitted only after it has been fully paid in. An increase in the Charter Capital for the purpose of covering losses suffered by the Company is not permitted.
6.7
Any resolution to increase the Charter Capital by means of an increase in the par value of shares or resolution to place other emissive securities convertible into shares shall be adopted by the General Meeting of Shareholders.
Resolutions to increase the Charter Capital by means of placement of additional shares shall be adopted by the General Meeting of Shareholders.
6.8	Additional shares may be placed by the Company only within the limits of the number of authorized shares established by the Company's charter.
6.9
A resolution to increase the Charter Capital by means of placement of additional shares may be adopted by the General Meeting of Shareholders simultaneously with a resolution adding to the Company's charter the provisions on authorized shares required under the JSC Law for the adoption of such resolution, or a resolution revising the provisions on authorized shares.
6.10
A resolution to increase the Charter Capital by means of placement of additional shares must define the number of additional common shares and preferred shares of each class to be placed within the limits of the number of authorized shares of the same category (class); the method of placement; the placement price for shares being placed by subscription or the procedure for determining it, including the placement price, or procedure for determining the placement price, for placement of shares with shareholders holding a preferential right to purchase shares being placed; and the form of payment for additional shares being placed by subscription. Such resolution may also define other terms and conditions of placement.
6.11
An increase in the Charter Capital by means of placement of additional shares may be done on the basis of property of the Company. An increase in the Charter Capital by means of an increase in the par value of shares may be done only on the basis of property of the Company.

The amount by which the Charter Capital is increased on the basis of property of the Company must not exceed the difference between the value of the Company's net assets and the sum of the Company's Charter Capital and reserve fund.

In the event of an increase in the Charter Capital on the basis of property of the Company by means of placement of additional shares, such shares shall be distributed among all shareholders. In case of such distribution, each shareholder shall receive shares of the same category (class) as the shares owned by him, in proportion to the number of shares owned by him. It is not permitted to increase the Charter Capital on the basis of property of the Company by means of placement of additional shares in such a way that fractional shares would be formed as a result.

6.12
The Company has the right, and in the cases provided for by the JSC Law, the obligation, to decrease its Charter Capital. The Charter Capital may be decreased by means of a decrease in the par value of shares or by reduction of their total number, including by acquisition of a portion of the shares of the Company, in the cases provided for by the JSC Law.
6.13	The Company has the right to decrease the Charter Capital by means of acquisition and cancellation of a portion of the shares of the Company.
6.14
The Company does not have the right to decrease its Charter Capital if the amount of the Charter Capital would, as a result, fall below the minimum charter capital amount determined in accordance with the JSC Law on the date of submission of documents for state registration of the corresponding amendments to the Company's charter, or, in cases when the Company is obligated by the JSC Law to decrease its Charter Capital, on the date of state registration of the Company.
6.15
Resolutions to decrease the Charter Capital by means of a decrease in the par value of shares or by acquisition of a portion of the shares for the purpose of reducing their total number shall be adopted by the General Meeting of Shareholders.
6.16
If, when the preferential right to acquire additional shares is exercised, or when shares are consolidated, the acquisition of a whole number of shares is impossible, fractions of shares ("fractional shares") shall be formed.
6.17
A fractional share grants the shareholder who owns it the same rights granted by a share of the same category (class), but in an amount corresponding to the fraction of the whole share of which it is a part.
6.18
For the purposes of reflecting the total number of placed shares in the Company's charter, all placed fractional shares shall be totaled. If a fractional number forms as a result, the number of placed shares shall be stated in the Company's charter as a fractional number.
6.19
Fractional shares shall circulate on an equal basis with whole shares. If one person acquires two or more fractional shares of the same category (class), such shares shall form a whole share and (or) a fractional share equal to the sum of the fractional shares.

ARTICLE 7.    Shares of the Company.

7.1	A share is a security issued by the Company that certifies the in personam right of the Company's shareholders in relation to the Company. Shares shall be issued in uncertificated form, in the form of entries in the Shareholders Register.
7.2
The Company shall place common shares and has the right to place one or more classes of preferred shares, provided that the terms of their issuance are consistent with the current legislation of the Russian Federation.
7.3	All shares of the Company shall be registered shares.
7.4	The Company may additionally place the following categories (classes) of authorized shares:
• 44,000,000 (forty-four million) common shares with a par value of 20 (twenty) rubles each.
7.5
All additional common shares of the Company, if such shares are placed, shall grant their owners (shareholders) an identical amount of rights, on an equal basis with common shares already placed by the Company at the time of adoption of the resolution to place additional shares.
7.6
All additional preferred shares of the Company, if such shares are placed, shall grant their owners (shareholders) an identical amount of rights. The amount of the dividend and (or) liquidation value of additional preferred shares of the Company shall be established by the General Meeting of Shareholders simultaneously with the adoption of the resolution to increase the Charter Capital by means of the issue of additional preferred shares.

7.7
If the Company places securities convertible into shares of a certain category (class), the number of authorized shares of that category (class) must be no less than the number necessary for conversion for the duration of the circulation of such securities. The Company may not adopt any resolution that would alter the rights granted by shares into which securities placed by the Company may be converted.
7.8
Payment for shares of the Company may be made in money, securities, other things, or property rights or other rights having a monetary value (however, only rights to intellectual property that have a material (documentary) form recognized by law and may in fact be alienated from their holders and sold to any authorized persons shall be acceptable in payment for shares). The form of payment for additional shares shall be established by the resolution to place them. Payment for other emissive securities shall be made only in money.
7.9	Additional shares and other emissive securities of the Company placed by subscription shall be placed on the condition of full payment therefor.
7.10
When additional shares are paid for in nonmonetary means, a monetary appraisal of the property contributed in payment for shares shall be made by the Board of Directors in accordance with article 77 of the JSC Law.
7.11
When additional shares are paid for in nonmonetary means, an independent appraiser shall be engaged to determine the market value of such property. The value established by the monetary appraisal of such property performed by the founders of the Company and the Board of Directors shall not exceed the value established by the appraisal made by the independent appraiser.
7.12	It is not permitted to relieve a shareholder of his obligation to pay for shares of the Company, whether such relief be done by way of an offset of claims against the Company or otherwise.

ARTICLE 8.    Rights of shareholders owning common shares of the Company.

8.1	Each common share of the Company grants the shareholder who owns it an identical amount of rights.
8.2
Shareholders owning common shares of the Company may in accordance with the JSC Law and the Company's charter participate in the General Meeting of Shareholders with the right to vote on all matters within its competence, and are entitled to receive dividends and, in the event of the Company's liquidation, a part of its property.
8.3	A shareholder also has the right:
	8.3.1	to elect and be elected to the management and supervisory bodies of the Company;
	8.3.2	to obtain information from the Company's management bodies in the manner established by current Russian legislation and by this charter;
	8.3.3	to appoint his own representative(s) to exercise his voting right and other rights granted by shares of the Company.
8.4	Shareholders owning common shares also have the other rights granted to them by this charter and by current legislation.
8.5	Conversion of common shares into preferred shares, bonds, or other emissive securities is not permitted.

ARTICLE 9.    Rights of shareholders owning preferred shares of the Company.

9.1	In accordance with current legislation the Company is entitled to issue any classes and categories of preferred shares; the Company shall stipulate the terms of issuance when adopting a resolution to place shares and adopting a resolution to make corresponding amendments to the Company's charter.
9.2
If the Company issues preferred shares of a particular class (category), shareholders owning preferred shares shall not be entitled to vote at the General Meeting of Shareholders except in the cases provided by current legislation for that class (category) of preferred shares.
9.3	Preferred shares of one class (category) shall grant the shareholders who own them an identical amount of rights and have an identical par value.

9.4	Shareholders owning preferred shares shall participate in the General Meeting of Shareholders with the right to vote on matters of reorganization and liquidation of the Company.

Shareholders owning preferred shares of a particular class shall acquire the right to vote when the General Meeting of Shareholders decides on amendments to the Company's charter that would limit the rights of shareholders owning preferred shares of that class, including cases of setting or increasing the dividend amount and/or setting or increasing the liquidation value payable on preferred shares of higher priority, or granting of preferences, with respect to the order of priority of payment of dividends and/or the liquidation value of shares, to shareholders owning preferred shares of another class. A resolution to make such amendments shall be deemed to have been adopted only if it receives at least three-fourths of the votes of shareholders owning voting shares and participating in the General Meeting of Shareholders, not including the votes of shareholders owning preferred shares with respect to which rights are to be limited, and three-fourths of the votes of all shareholders owning preferred shares of each class with respect to which rights are to be limited, unless this Charter requires a higher number of votes for the adoption of such a resolution.
9.5
Shareholders owning preferred shares have the rights granted to them by this Charter, current Russian legislation, and issue prospectuses for owners of preferred shares of the respective classes (categories).

ARTICLE 10.    Bonds and other emissive securities of the Company.

10.1	The Company is entitled to issue and place bonds and other emissive securities provided for by legal acts of the Russian Federation on securities.
10.2	Placement of bonds and other emissive securities (other than shares) by the Company shall be done pursuant to a resolution of the Board of Directors.
10.3	A bond of the Company certifies the right of its holder to demand that the Company redeem the bond (pay the par value or the par value plus interest) on established dates.
10.4
A resolution to issue bonds must define the form, periods, and other conditions of redemption of the bonds. A bond must have a par value. The par value of all bonds issued by the Company must not exceed the size of the Charter Capital or the amount of security granted to the Company by third parties for the purpose of the bond issue. The Company may issue bonds only after the Charter Capital has been fully paid in.
10.5	The Company may place bonds with a single maturity or bonds that mature in a series on certain dates.
10.6
Bonds may be redeemed in monetary form or in other property in accordance with the resolution to issue them. The Company may place bonds secured by a pledge of certain property of the Company, bonds under security granted to the Company by third parties for the purposes of the bond issue, and debentures. Debentures shall not be placed before the third year of the Company's existence, and then only on the condition that two annual balance sheets of the Company have been duly approved by that time.
10.7
Bonds may be registered bonds or bearer bonds. If registered bonds are issued, the Company shall be required to keep a register of their holders. A lost registered bond shall be replaced by the Company for a reasonable fee. The rights of the holder of a lost bearer bond shall be restored by a court in the manner established by the procedural legislation of the Russian Federation. The Company may provide for the possibility of early redemption of bonds at the option of their holders. In such case, the resolution to issue the bonds must specify the redemption value and the earliest date when bonds may be presented for early redemption.
10.8
The Company may not place bonds or other emissive securities convertible into shares of the Company if the number of authorized shares of a particular category or class is less than the number of shares of that category or class that holders of the convertible bonds or securities would be entitled to acquire.
10.9
Bondholders have a preferential right to the distributable profits and assets of the Company in the event of its liquidation, relative to owners of shares, in the manner established by current Russian legislation.

ARTICLE 11.    Funds. Net Assets. Profits and dividends.

11.1	The Company shall create a reserve fund in the amount of 5% (five percent) of the Charter Capital.
11.2
The Company's reserve fund shall be formed by obligatory annual contributions until the amount established by the Company's charter is attained. The amount of the annual contributions must be at least 5% (five percent) of the Company's net profits until the amount established by this charter is attained. The reserve fund is intended for covering the Company's losses, as well as for the redemption of bonds and shares of the Company in the absence of other funds. The reserve fund may not be used for other purposes.
11.3	The value of the Company's net assets shall be calculated according to accounting data in the manner established by current Russian legislation.
11.4
If at the end of the second or any subsequent financial year the value of the Company's net assets, according to either the annual balance sheet submitted for approval to the Company's shareholders or the results of an audit, is less than its Charter Capital, the Company shall be obligated to announce a reduction in its Charter Capital to an amount not exceeding the value of its net assets.
11.5
If at the end of the second or any subsequent financial year the value of the Company's net assets, according to either the annual balance sheet submitted for approval to the Company's shareholders or the results of an audit, is less than the minimum charter capital amount required by the current legislation of the Russian Federation, the Company shall be obligated to adopt a resolution to liquidate.
11.6
The book profits and net profits of the Company shall be determined in accordance with accounting rules in effect in the Russian Federation for the financial and economic activity of enterprises and be reflected on the Company's balance sheet. The portion of profits remaining after payment of taxes and other obligatory payments, bond payments (if any), and replenishment of the Company's reserve fund or other funds may be subject to distribution among the shareholders.
11.7	A dividend is the portion of the Company's net profits subject to distribution among the shareholders that attaches to one common and/or preferred share.
11.8	The Company is entitled once a year to adopt a resolution to pay (declare) dividends on placed shares, unless otherwise established by the JSC Law.
11.9	The Company is obligated to pay dividends declared for shares of each category (class). Dividends shall be paid in money or, in the cases provided for by this charter, in other property.
11.10	Dividends shall be paid out of the Company's net profits. Dividends on preferred shares of certain classes may be paid out of special funds of the Company designated for that purpose.
11.11
A resolution concerning the payment of annual dividends, the amount of the annual dividend, and the form of payment thereof on shares of each category (class) shall be adopted by the General Meeting of Shareholders. The amount of annual dividends may not exceed the amount recommended by the Board of Directors.
11.12
The date of payment of annual dividends shall be set by the resolution to pay annual dividends adopted by the General Meeting of Shareholders. If the Company's charter or the resolution of the General Meeting of Shareholders does not set a date for payment of annual dividends, the payment date must be no later than 60 days after the adoption of the resolution to pay annual dividends.
11.13
The list of persons entitled to receive annual dividends shall be prepared on the date of preparation of the list of persons entitled to participate in the annual General Meeting of Shareholders. For the purpose of preparation of such list, a nominee holder of shares shall submit data concerning the persons on whose behalf he holds shares.
11.14	The Company is not entitled to adopt a resolution to pay (declare) dividends on shares:
	1)	until the Charter Capital has been fully paid in;

	2)	prior to the redemption of all shares required to be redeemed in accordance with article 76 of the JSC Law;
3)
if on the day of the adoption of such resolution the Company meets signs of insolvency (bankruptcy) in accordance with Russian Federation legislation on insolvency (bankruptcy) or such signs would appear at the Company as a result of the payment of dividends;
4)
if on the day of adoption of such resolution the value of the Company's net assets is less than the sum of its Charter Capital, reserve fund, and the excess of the liquidation value of placed preferred shares over the par value or would become less as a result of the adoption of such resolution;
	5)	in other cases provided for by federal laws.
11.15
The Company is not entitled to adopt a resolution to pay (declare) dividends on common shares and preferred shares whose dividend amount is undefined, unless a resolution to fully pay dividends (including all accumulated dividends on cumulative preferred shares) on all classes of preferred shares whose dividend amount is defined by the Company's charter has been adopted.
11.16
The Company is not entitled to adopt a resolution to pay (declare) dividends on preferred shares of any class whose dividend amount is defined by this charter, unless a resolution to fully pay dividends (including all accumulated dividends on cumulative preferred shares) on all classes of preferred shares granting higher priority in receipt of dividends ahead of the preferred shares of that class has been adopted.
11.17	The Company is not entitled to pay declared dividends on shares:
1)
if on the day of payment the Company meets signs of insolvency (bankruptcy) in accordance with legislation of the Russian Federation on insolvency (bankruptcy) or such signs would appear at the Company as a result of payment of dividends;
2)
if on the day of payment the value of the Company's net assets is less than the sum of its Charter Capital, reserve fund, and the excess of the liquidation value of placed preferred shares over the par value or would become less as a result of payment of dividends;
	3)	in other cases provided for by federal laws.
11.18	The Company is obligated to pay declared dividends to shareholders upon the cessation of the circumstances specified in clause 11.17.
ARTICLE 12. Placement of shares and other emissive securities by the Company.
12.1
The Company may place additional shares and other emissive securities by subscription or by conversion. In the event of an increase in the Company's charter capital on the basis of its property, the Company shall place the additional shares by distributing them among shareholders.
12.2
The Company may conduct placement of shares and emissive securities of the Company by open or closed subscription. The means of placement (open or closed subscription) of shares and securities convertible into shares shall be determined by this charter or, in the absence of indications in the charter, by the resolution of the General Meeting of Shareholders. If neither the Company's charter nor the resolution of the General Meeting of Shareholders contains indications as to the means of placement of shares and securities of the Company convertible into shares, the placement may be conducted only by open subscription.
12.3
Shares (emissive securities of the Company convertible into shares) shall be placed by closed subscription only pursuant to a resolution of the General Meeting of Shareholders to increase the Charter Capital by means of placement of additional shares (a resolution to place issued securities of the Company convertible into shares) adopted by a majority of three-fourths of the votes of owners of voting shares taking part in the General Meeting of Shareholders.
12.4
Common shares comprising more than 25% (twenty-five percent) of earlier placed common shares shall be placed by open subscription only pursuant to a resolution of the General Meeting of Shareholders adopted by a majority of three-fourths of the votes of owners of voting shares taking part in the General Meeting of Shareholders.

12.5
Emissive securities convertible into common shares which, if converted, would comprise more than 25% of earlier placed common shares may be placed by open subscription only pursuant to a resolution of the General Meeting of Shareholders adopted by a majority of three-fourths of the votes of owners of voting shares taking part in the General Meeting of Shareholders.
12.6	Additional shares of the Company placed by subscription shall be paid for at the price set by the Board of Directors in accordance with article 77 of the JSC Law, but at no lower than their par value.
12.7
The price of placement of additional shares among shareholders of the Company in conjunction with the exercise of their preferential right to acquire shares may be lower than the price of placement among other persons, but by no more than 10 percent.
12.8	The amount of compensation to a broker participating in the placement of additional shares of the Company by subscription must not exceed 10 percent of the placement price of the shares.
12.9
The Company may place additional shares among its employees. In such case, the placement of additional shares shall be done in accordance with a resolution of the General Meeting of Shareholders, adopted by 3/4 (three-quarters) of the votes of shareholders owning voting shares and participating in voting on the matter, by closed subscription, and shares shall be paid for at market value, but at no lower than their par value.
12.10
When additional shares and emissive securities convertible into shares are placed by open subscription, shareholders of the Company have a preferential right to purchase such shares and securities in proportion to the number of shares of the same category (class) owned by them.
12.11
Shareholders of the Company who voted against or did not participate in voting on the matter of placement of shares and emissive securities convertible into shares by closed subscription have a preferential right to purchase additional shares and emissive securities convertible into shares being placed by closed subscription, in a quantity proportional to the number of shares of the same category (class) owned by them. This right does not extend to placement of shares and other emissive securities convertible into shares by closed subscription only among shareholders, provided that shareholders have the opportunity to purchase a whole number of shares and other emissive securities convertible into shares being placed in proportion to the number of shares of the respective category (class) owned by them.
ARTICLE 13. Register of Shareholders of the Company.
13.1
The register of shareholders of the Company ("Shareholders Register") shall contain information on each registered person, the number and categories (classes) of shares recorded to the name of the registered person, and other information provided for by legal acts of the Russian Federation.
13.2
The holder of the Shareholders Register may be the Company itself or a professional participant in the securities market performing activities in respect of keeping a register of holders of registered securities ("registrar").
13.3
The holder of the Shareholders Register of a company with more than 50 shareholders must be a registrar. In such case, the Company shall enter into a contract with a specialized registrar for the keeping of the register on the basis of a corresponding resolution of the Board of Directors adopted by a majority of votes of the members of the Board of Directors participating in the meeting. The contract for the keeping of the register shall be concluded only with a single legal entity.
13.4	A specialized register performing activities in respect of the keeping of the Company's register is not entitled to complete transactions with the Company's securities.
13.5	The fact of entrusting the keeping and storage of the Shareholders Register to a registrar shall not relieve the Company of liability for the keeping and storage of the register.
13.6
A person registered in the Shareholders Register is obligated to report changes in his data to the holder of the register in a timely manner. In case of failure to provide information on changes to data, the Company and the registrar shall not be liable for losses caused in connection therewith.

13.7
Refusal to make an entry into the system of keeping the Shareholders Register or deviation from such entry, including in relation to a purchaser in good faith, is not permitted, except in the cases provided for by federal laws.
ARTICLE 14. Management bodies of the Company.
14.1	The Company's management bodies are:
	14.1.1	the General Meeting of Shareholders;
	14.1.2	the Board of Directors;
	14.1.3	the Chairman of the Management Board;
	14.1.4	the Management Board.
ARTICLE 15. General meeting of shareholders.
15.1	The highest management body of the Company is the general meeting of shareholders of the Company ("General Meeting of Shareholders").
15.2
The Company is obligated once a year to hold an annual General Meeting of Shareholders. The Company shall hold an annual General Meeting of Shareholders without regard to whether other (extraordinary) meetings are held. The annual General Meeting of Shareholders shall be held no earlier than two months and no later than six months after the end of the fiscal year. The date of the General Meeting of Shareholders, the procedure for holding the meeting, and the list of materials to be provided shall be established by resolutions of the Board of Directors and by this charter.

Other requirements, in addition to those set forth in this Charter and the JSC Law, with respect to procedures for preparing, calling, and holding a general meeting of shareholders may be established by the federal body of executive power for the securities market.
15.3
All General Meetings of Shareholders other than the annual meeting are deemed extraordinary. An extraordinary General Meetings of Shareholders shall be held pursuant to a resolution of the Board of Directors on the basis of its own initiative or a request of the Audit Committee, the Company's auditor, or a shareholder or shareholders owning at least 10 percent of the voting shares of the Company on the date such request is presented.
15.4
The calling of an extraordinary General Meeting of Shareholders requested by the Audit Committee, the Company's auditor, or a shareholder or shareholders owning at least 10 percent of the voting shares of the Company shall be done by the Board of Directors. An extraordinary General Meeting of Shareholders called at the request of the Audit Committee, the Company's auditor, or a shareholder or shareholders owning at least 10 percent of the voting shares of the Company must be held within 40 days of the date of submission of the request to hold such meeting.
15.5
If the proposed agenda of an extraordinary General Meeting of Shareholders includes the matter of election of members of the Board of Directors who are to be elected by cumulative voting, such General Meeting of Shareholders must be held within 70 days of the submission of the request to hold the meeting.

In cases when in accordance with articles 68-70 of the JSC Law the Board of Directors is obligated to adopt a resolution to hold an extraordinary General Meeting of Shareholders, such meeting must be held within 40 days of the adoption of such resolution by the Board of Directors.

In cases when, in accordance with the JSC Law, the Board of Directors is obligated to adopt a resolution to hold an extraordinary General Meeting of Shareholders to elect members of the Board of Directors who are to be elected by cumulative voting, such General Meeting of Shareholders must be held within 70 days of the adoption of such resolution by the Board of Directors.

15.6
A request to hold an extraordinary General Meeting of Shareholders must contain the wordings of the matters subject to inclusion in the agenda of the meeting. A request to hold an extraordinary General Meeting of Shareholders may contain the wordings of resolutions on each of these matters, and also may propose the form of the General Meeting of Shareholders.

The Board of Directors is not entitled to alter the formulations of matters on the agenda, the formulations of resolutions on such matters, or the proposed form of an extraordinary General Meeting of Shareholders called at the request of the Audit Committee, the Company's auditor, or a shareholder or shareholders owning at least 10 percent of the voting shares of the Company.

If a request to call an extraordinary General Meeting of Shareholders originates from a shareholder or shareholders, it must contain the names of the shareholder or shareholders requesting such meeting and indicate the number and categories (classes) of shares owned by them.
A request to call an extraordinary General Meeting of Shareholders shall be signed by the persons (person) requesting such meeting.
15.7
Within five days of the date of presentment of a request to call an extraordinary General Meeting of Shareholders by the Audit Committee, the Company's auditor, or a shareholder or shareholders owning at least 10 percent of the voting shares of the Company, the Board of Directors must adopt a resolution to call an extraordinary General Meeting of Shareholders or a resolution to refuse to call such meeting.
15.8
A resolution to refuse to call an extraordinary General Meeting of Shareholders requested by the Audit Committee, the Company's auditor, or a shareholder or shareholders owning at least 10 percent of the voting shares of the Company may be adopted in cases when:
	1)	the procedure established by this article for the presentment of a request to call an extraordinary General Meeting of Shareholders has not been complied with;
	2)	the shareholder or shareholders requesting the extraordinary General Meeting of Shareholders do not own the number of voting shares stipulated by clause 15.3 of this Charter; or
3)
none of the matters proposed for inclusion in the agenda of the extraordinary General Meeting of Shareholders is assigned to its competence and/or conforms to the requirements of the JSC Law and other legal acts of the Russian Federation.
15.9
A resolution of the Board of Directors to call an extraordinary General Meeting of Shareholders or a reasoned resolution to refuse to call such meeting shall be sent to the persons requesting the meeting no later than 3 (three) days after the adoption of such resolution. A resolution of the Board of Directors to refuse to call an extraordinary General Meeting of Shareholders may be appealed to a court.

If the Board of Directors fails to adopt either a resolution to call an extraordinary General Meeting of Shareholders or a resolution to refuse to call such meeting within the period established by clause 15.7 of this Charter, an extraordinary General Meeting of Shareholders may be called by the bodies and persons who requested the meeting. In such case, the bodies and persons calling the extraordinary General Meeting of Shareholders shall have the powers contemplated by the JSC Law and this charter necessary to call and hold a General Meeting of Shareholders. In such case, expenses for the preparation and holding of the General Meeting of Shareholders may be reimbursed out of the Company's funds pursuant to a resolution of the General Meeting of Shareholders.
15.10
Notice of a General Meeting of Shareholders must be given no later than 20 days before the meeting; notice of a General Meeting of Shareholders whose agenda includes the matter of reorganization of the Company must be given no later than 30 days before the meeting.

If the agenda of an extraordinary General Meeting of Shareholders includes the matter of reelection of members of the Board of Directors who are to be elected by cumulative voting, notice of the meeting must be given no later than 50 days before the meeting.

Within the specified periods, notice of a General Meeting of Shareholders must be given to each person specified in the list of persons entitled to participate in the General Meeting of Shareholders; the notice shall sent by registered letter or hand-delivered to each of the aforesaid persons against signature for receipt, and also published in the Wall Street Journal newspaper (New York, USA).
15.11	The notice of a General Meeting of Shareholders must state:
• the full trade name and location of the Company;
• the form of the meeting (assembly or remote voting);
•
the date, place, and time of the General Meeting of Shareholders and, if completed ballot papers may be sent to the Company pursuant to clause 3 of article 60 of the JSC Law, the postal address to which completed ballot papers may be sent, or, if the General Meeting of Shareholders is to be held in the form of remote voting, the last date on which ballot papers will be accepted and the postal address to which completed ballot papers are to be sent;
• the date of preparation of the list of persons entitled to participate in the General Meeting of Shareholders;
• the agenda of the General Meeting of Shareholders;
• the procedure for inspection of information (materials) to be provided in preparation for the General Meeting of Shareholders, and the address (addresses) at which it may be inspected.
15.12
The list of persons entitled to participate in a General Meeting of Shareholders shall be prepared on the basis of data from the Shareholders Register at the date established by the Board of Directors.

The date established for the preparation of the list of persons entitled to participate in a General Meeting of Shareholders may not be earlier than 50 days before, or, in the case provided for by clause 2 of article 53 of the JSC Law, earlier than 65 days before, the date of the meeting.

The list of persons entitled to participate in a General Meeting of Shareholders shall contain the name of each such person, data necessary to identify the person, data on the number and category (class) of shares in respect of which he holds the right to vote, and the postal address in the Russian Federation to which should be sent the notice of the General Meeting of Shareholders, ballot papers, if the voting contemplates the sending of ballot papers, and the report on the results of voting.
15.13
The list of persons entitled to participate in a General Meeting of Shareholders shall be made available by the Company for inspection at the request of persons included in such list and holding at least 1 percent of votes, subject to the proviso that data from documents and postal addresses of natural persons included in the list shall be provided only with the consent of such persons.

At the request of any interested party the Company shall be obligated to provide him within three days with an extract from the list of persons entitled to participate in the General Meeting of Shareholders, containing data concerning such person, or a statement attesting that he is not included in the list of persons entitled to participate in the General Meeting of Shareholders.
15.14
Changes to the list of persons entitled to participate in a General Meeting of Shareholders may be made only in cases of restoration of violated rights of persons not included in the list on the date of its preparation or correction of errors made in its preparation.
15.15	A General Meeting of Shareholders is empowered (quorate) if shareholders owning in the aggregate more than half of the votes carried by placed voting shares of the Company participate in the meeting.

Deemed to have participated in a General Meeting of Shareholders are those shareholders who registered to participate in it and those shareholders whose ballot papers were received no later than two days before the date of the meeting. Deemed to have participated in a General Meeting of Shareholders held in the form of remote voting are those shareholders whose ballot papers were received before the deadline for receipt of ballot papers.

If the agenda of a General Meeting of Shareholders includes matters on which different groups of voters are eligible to vote, the presence of a quorum for the adoption of a resolution on these matters shall be determined separately. In such case, the absence of a quorum for the adoption of a resolution on matters on which one group of voters is eligible to vote shall not prevent the adoption of a resolution on matters on which a different group of voters is eligible to vote and for which a quorum is present.
15.16
In the absence of a quorum for an annual General Meeting of Shareholders, a repeated General Meeting of Shareholders shall be held with the same agenda. In the absence of a quorum for an extraordinary General Meeting of Shareholders, a repeated General Meeting of Shareholders may be held with the same agenda.
15.17
A repeated General Meeting of Shareholders is empowered (quorate) if shareholders owning in the aggregate at least 30 percent of the votes carried by the placed voting shares of the Company participate in the meeting.
15.18
Notice of a repeated General Meeting of Shareholders shall be given in the form and manner prescribed by this charter, except that the provisions of paragraph 2 of clause 1 of article 52 of the JSC Law shall not apply. Hand-delivery, other delivery, and publication of ballot papers in conjunction with a repeated General Meeting of Shareholders shall be done in accordance with the requirements of article 60 of the JSC Law.
15.19
In the case of a repeated General Meeting of Shareholders held within 40 days of a General Meeting of Shareholders that did not take place, the persons entitled to participate in the repeated General Meeting of Shareholders shall be determined in accordance with the list of persons entitled to participate in the General Meeting of Shareholders that did not take place.
15.20	The following are assigned to the competence of the General Meeting of Shareholders:
	1)	amendment of the Company's charter or approval of a restated version of the Company's charter;
	2)	reorganization of the Company;
	3)	liquidation of the Company, appointment of a liquidation committee, and approval of interim and final liquidation balance sheets;
	4)	determination of the number of seats on the Board of Directors, election of its members, and early termination of their powers;
	5)	determination of the number, par value, and category (class) of authorized shares and the rights granted by such shares;
6)
increasing the Charter Capital by means of an increase in the par value of shares or by means of placement of additional shares, unless increases in the Charter Capital by means of placement of additional shares are assigned by this charter, in accordance with the JSC Law, to the competence of the Board of Directors;
7)
decreasing the Charter Capital by means of a decrease in the par value of shares, by acquisition of some shares by the Company for the purpose of reducing their total number, or by cancellation of shares acquired or redeemed by the Company;
	8)	election of members of the Audit Committee and early termination of their powers;
	9)	approval of the Company's auditor;
10)
approval of annual balance sheets and annual financial statements, including reports on profits and losses (profit and loss statements) of the Company; distribution of profits, including payment (declaration) of dividends, and losses of the Company on the basis of results of the financial year;

	11)	determination of the procedure for holding the General Meeting of Shareholders;
	12)	election of members of the counting committee and early termination of their powers;
	13)	splitting and consolidation of shares;
	14)	adoption of resolutions approving transactions in the cases provided for by article 83 of the JSC Law;
	15)	adoption of resolutions approving major transactions in the cases provided for by article 79 of the JSC Law;
	16)	acquisition by the Company of placed shares in the cases provided for by the JSC Law;
	17)	adoption of resolutions concerning participation in holding companies, financial-industrial groups, associations, and other unions of commercial organizations;
	18)	approval of internal documents regulating the activities of the Company's bodies;
	19)	decision of other matters provided for by the JSC Law.
15.21	Matters assigned to the competence of the General Meeting of Shareholders may not be delegated for decision to an executive body of the Company.

Matters assigned to the competence of the General Meeting of Shareholders may not be delegated for decision to the Board of Directors, with the exception of matters relating to amendment of the Company's charter in connection with an increase in the Charter Capital in accordance with articles 12 and 28 of the JSC Law.
15.22	The General Meeting of Shareholders is not entitled to examine or adopt resolutions on matters not assigned to its competence by the JSC Law.
15.23
A resolution of the General Meeting of Shareholders on a matter put to a vote shall be adopted by a majority of votes of shareholders owning voting shares of the Company who participate in the meeting, unless the JSC Law establishes otherwise for the adoption of the resolution. Resolutions on the matters specified in items 1-3, 5, and 16 of clause 15.20 of this charter shall be adopted by the General Meeting of Shareholders by a majority of three-fourths of the votes of shareholders owning voting shares who participate in the respective meeting.

A resolution to approve a major transaction that has as its subject-matter property whose value exceeds 50 percent of the book value of the Company's assets shall be adopted by the General Meeting of Shareholders by a majority of three-fourths of the votes of shareholders owning voting shares who participate in the meeting.
15.24
Resolutions on a matter specified in items 2, 6, and 13-18 of clause 15.20 of this charter shall be adopted by the General Meeting of Shareholders only pursuant to a proposal of the Board of Directors.
15.25
Voting at the General Meeting of Shareholders shall be carried out according to the principle, "one voting share of the Company equals one vote," with the exception of cumulative voting in the case provided for by clause 16.4 of this charter.
15.26
The procedure for the adoption by the General Meeting of Shareholders of a resolution concerning the procedure for conducting the General Meeting of Shareholders shall be established by the Company's charter, or by internal documents of the Company approved by a resolution of the General Meeting of Shareholders.
15.27	The General Meeting of Shareholders is entitled neither to adopt resolutions on matters not included in the agenda of the meeting nor to alter the agenda.
15.28
A resolution of the General Meeting of Shareholders may be adopted without assembly (collective presence of shareholders for the purpose of discussing matters on the agenda and adopting resolutions thereon put to a vote) by means of remote voting conducted in accordance with the requirements of legal acts of the Russian Federation.

15.29
A General Meeting of Shareholders whose agenda includes matters concerning election of the Board of Directors or the Audit Committee or approval of the Company's auditor, or the matters provided for by sub-clause 11 of clause 1 of article 48 of the JSC Law, may not be held in the form of remote voting.
15.30
Voting on matters on the agenda of a General Meeting of Shareholders carried out using ballot papers must conform to the requirements established by the JSC Law, current legislation, and internal documents of the Company.
ARTICLE 16. Board of Directors of the Company.
16.1
In the intervals between General Meetings of Shareholders the highest management body of the Company shall be the board of directors of the Company ("Board of Directors"). The Board of Directors shall carry out general management of the Company's activities, with the exception of decisions on matters assigned by this charter to the competence of the General Meeting of Shareholders.
16.2	The Board of Directors shall consist of 11 (eleven) persons.
16.3	The following matters are assigned to the competence of the Board of Directors:
	1)	determination of the priority directions of the Company's activities;
	2)	calling of annual and extraordinary General Meetings of Shareholders, except in the cases provided for by clause 8 of article 55 of the JSC Law;
	3)	approval of the agenda of the General Meeting of Shareholders;
4)
determination of the date of preparation of the list of persons entitled to participate in the General Meeting of Shareholders, and other matters assigned to the competence of the Board of Directors in accordance with the provisions of chapter VII of the JSC Law and associated with preparing and holding the General Meeting of Shareholders;
	5)	placement of bonds and other emissive securities by the Company in the cases provided for by the JSC Law;
	6)	determination of the price (monetary value) of property and the price of placement and redemption of emissive securities in the cases provided for by the JSC Law;
	7)	acquisition of shares, bonds, and other securities placed by the Company in the cases provided for by the JSC Law;
	8)	formation of the executive bodies of the Company and early termination of their powers—election of the Chairman of the Management Board and appointment of the members of the Management Board;
	9)	establishment of the amounts of compensation and reimbursement to be paid to the executive bodies of the Company—the Chairman of the Management Board and the members of the Management Board;
	10)	recommendations on the amounts of compensation and reimbursement to be paid to members of the Audit Committee and determination of the amount to be paid for the services of the auditor;
	11)	recommendations on the amount of the dividend on shares and the procedure for its payment;
	12)	use of the reserve fund and other funds of the Company;
13)
approval of internal documents of the Company, with the exception of internal documents whose approval is assigned by the JSC Law to the competence of the General Meeting of Shareholders or assigned by this charter to the competence of the Company's executive bodies;
	14)	creation of branches and opening of representative offices of the Company;
	15)	approval of major transactions in the cases provided for by chapter X of the JSC Law;
	16)	approval of the transactions provided for by chapter XI of the JSC Law;

	17)	approval of the Company's registrar and the terms of the contract with the registrar, and termination of the contract with the registrar;
	18)	adoption of resolutions on the Company's participation in other organizations, except in the cases provided for by sub-clause 18 of clause 1 of article 48 of the JSC Law;
	19)	other matters provided for by the JSC Law and this charter.
16.4
Members of the Board of Directors shall be elected by the annual General Meeting of Shareholders by cumulative voting for a term ending at the next annual General Meeting of Shareholders. If an annual General Meeting of Shareholders is not held within the periods established by clause 1 of article 47 of the JSC Law, the powers of the Board of Directors shall be terminated, with the exception of powers relating to the preparation, calling, and holding of an annual General Meeting of Shareholders. A resolution of the General Meeting of Shareholders to terminate powers early may be adopted only with regard to all members of the Board of Directors. In the event of early termination of the powers of the Board of Directors, the powers of the newly elected Board of Directors shall be effective until the election (or reelection) of a new Board of Directors at the next annual General Meeting of Shareholders.
16.5
In cumulative voting, the number of votes held by each shareholder shall be multiplied by the number of persons to be elected to the Board of Directors, and a shareholder may cast the votes thus received wholly for one candidate or divide them among two or more candidates. The candidates who receive the greatest number of votes shall be deemed elected to the Board of Directors.
16.6
The term of office of members of the Board of Directors shall be counted from the time of their election by the annual General Meeting of Shareholders to the time a new Board of Directors is elected by the next annual General Meeting of Shareholders. Persons elected to the Board of Directors may be reelected an unlimited number of times.
16.7
A member of the Board of Directors is entitled at any time to voluntarily resign his powers by sending a written notice to the other members of the Board of Directors. In such case, the powers of the remaining members of the Board of Directors shall not be terminated, except as contemplated below in this clause. In the event that the number of members of the Board of Directors becomes less than 6 (six), the Board of Directors shall be obligated to call an extraordinary General Meeting of Shareholders for the purpose of electing a new Board of Directors. The remaining members of the Board of Directors shall be entitled only to adopt a resolution to call such extraordinary General Meeting of Shareholders.
16.8
Only a natural person may be a member of the Board of Directors. Membership on the Board of Directors is not limited to shareholders of the Company. Members of the Company's collective executive body may not constitute a majority of the Board of Directors. The person performing the duties of the individual executive body may not simultaneously be the Chairman of the Board of Directors.
16.9
The Chairman of the Board of Directors shall be elected by the members of the Board of Directors from among their number by a majority of votes of the total number of members of the Board of Directors.
16.10	The Board of Directors is entitled at any time to reelect its chairman by a majority of votes of the total number of votes of the Board of Directors.
16.11
The Chairman of the Board of Directors shall organize its work, call meetings of the Board of Directors and preside at them, organize the keeping of the minutes at meetings, and preside at the General Meeting of Shareholders.
16.12	In the absence of the Chairman of the Board of Directors his functions shall be performed by one of the members of the Board of Directors pursuant to a resolution of the Board of Directors.
16.13
Meetings of the Board of Directors shall be called by the Chairman of the Board of Directors on his own initiative or at the request of a member of the Board of Directors, the Audit Committee or the Company's auditor, or an executive body of the Company.

16.14	A quorum for a meeting of the Board of Directors shall be the presence of 6 (six) members of the Board of Directors.
16.15
Resolutions shall be adopted at meetings of the Board of Directors by a majority of votes of members of the Board of Directors participating in the meeting, unless otherwise established by the JSC Law, this charter, or an internal document of the Company. In deciding matters at meetings of the Board of Directors each member of the Board of Directors shall have one vote.
The assignment of the right to vote by one member of the Board of Directors to another person, including another member of the Board of Directors, is not permitted.
16.16	In the event of a tie of votes in the adoption of resolutions at meetings of the Board of Directors, the vote of the Chairman of the Board of Directors shall have a casting vote.
16.17
For the purposes of supporting the activities of the Board of Directors and organization its document flow, the Board of Directors may appoint a Secretary of the Board of Directors for the term of office of the respective Board of Directors. Only a natural person may be the Secretary of the Board of Directors. The Secretary of the Board of Directors may not be a shareholder of the Company and/or a member of the Board of Directors. The Secretary of the Board of Directors may be appointed an unlimited number of times.
The Board of Directors is entitled at any time to adopt a resolution terminating early the powers of the Secretary of the Board of Directors and appointing a new Secretary of the Board of Directors.
The powers and procedures for the activities of the Secretary of the Board of Directors shall be defined by internal documents of the Company.
16.18
Minutes shall be kept at meetings of the Board of Directors. The minutes of a meeting of the Board of Directors shall be prepared no later than 3 days after the meeting. The following information shall be stated in the minutes: the place and time of the meeting; the persons attending the meeting; the agenda of the meeting; matters put to a vote and results of voting thereon; and adopted resolutions. The minutes of a meeting of the Board of Directors shall be signed by the person presiding at the meeting and by the Secretary of the Board of Directors, both of whom shall be responsible for the correct preparation of the minutes.
16.19
In determining whether a quorum is present for a meeting of the Board of Directors, and also in determining the results of voting at meetings of the Board of Directors on matters on the agenda, written opinions of members of the Board of Directors absent from the meeting shall be taken into account. Resolutions of the Board of Directors may be adopted by remote voting.
16.20	Other matters pertaining to calling and holding of meetings of the Board of Directors may be determined by internal documents of the Company.
ARTICLE 17. Executive bodies of the Company.
17.1
Management of the Company's current activities shall be carried out by the individual executive body of the Company—the Director (Chairman of the Management Board)—and by the collective executive body of the Company—the management board of the Company ("Management Board"). The executive bodies of the Company (the Chairman of the Management Board and the Management Board) shall be accountable to the Board of Directors and the General Meeting of Shareholders.
17.2
The Chairman of the Management Board shall perform the functions of Director of the Company and chairman of the collective executive body of the Company (the Management Board). The Chairman of the Management Board shall be the manager of the Company.
17.3
Assigned to the competence of the individual executive body of the Company are all matters relating to management of the Company's current activities, with the exception of matters assigned to the competence of the General Meeting of Shareholders and the Board of Directors. The individual executive body of the Company shall arrange the fulfillment of resolutions of the General Meeting of Shareholders and the Board of Directors.

17.4	The Chairman of the Management Board without a power of attorney shall act in the name of the Company, including:
	1)	carry out operative management of the Company's activities;
	2)	have the right of first signature on financial documents;
	3)	direct and dispose of the Company's property for the purpose of assuring its current activity, within the limits established by this charter and current Russian legislation;
	4)	represent the Company's interests both in the Russian Federation and elsewhere, including in foreign states;
	5)	approve staff lists, conclude employment contracts with the Company's employees, and offer incentives to and impose penalties on the Company's employees;
	6)	direct the work of the Management Board and preside at its meetings;
	7)	recommend candidates for the Management Board to the Board of Directors for approval;
	8)	complete transactions in the Company's name, except in the cases provided for by the JSC Law and the Company's charter;
	9)	issue powers of attorney in the Company's name;
	10)	open bank accounts of the Company;
	11)	organize the Company's accounting and reporting;
	12)	issue orders and instructions binding upon all employees of the Company;
13)
perform other functions necessary for achievement of the goals of the Company's activities and assurance of its normal operation in accordance with current legislation and the Company's charter, with the exception of the functions assigned by the JSC Law and the Company's charter to other management bodies of the Company.
17.5
The Chairman of the Management Board shall be elected by the Board of Directors at its first meeting (after the election of a new Board of Directors at the annual General Meeting of Shareholders) for a term of 3 (three) years.

The term of office of the Chairman of the Management Board shall be counted from the time of his election by the Board of Directors to the time of election (reelection) of the Chairman of the Management Board three years later at the first meeting of the new Board of Directors (after the election of a new Board of Directors at the annual General Meeting of Shareholders).
17.6
In the event of early termination of the powers of the Chairman of the Management Board, the powers of the newly elected Chairman of the Management Board shall be effective until the election (reelection) of the Chairman of the Management Board at the first meeting of its new Board of Directors (after the election of a new Board of Directors at the annual General Meeting of Shareholders) 3 (three) years after the meeting of the Board of Directors at which the Chairman of the Board of Directors whose powers were terminated was elected.
17.7
The Management Board shall be the collective executive body of the Company and under the direction of the Chairman of the Management Board shall make decisions on the following matters pertaining to current management of the Company's activities in the period between General Meetings of Shareholders and meetings of the Board of Directors:
	17.7.1	organization of the Company's accounting and reporting, preparation and submission of annual reports and balance sheets of the Company to the Board of Directors for approval;
	17.7.2	decisions on matters pertaining to interaction with suppliers of goods and services for the Company and with consumers of its products;
	17.7.3	establishment of prices, rates, and commissions under contracts with suppliers and consumers;

	17.7.4	ensuring supplies of materials and equipment to the Company and supporting the sale of its products and services;
	17.7.5	keeping personnel records in accordance with current Russian legislation;
	17.7.6	monitoring the condition of buildings, premises, and equipment of the Company, as well as the movement of tangible and monetary valuables;
17.7.7
the content and keeping of the Company's archives, ensuring clerical work and the work of the Company's office, and organization of document storage at the Company in accordance with current legislation;
	17.7.8	providing organizational and technical support for the activities of the General Meeting of Shareholders, the Board of Directors, and the Audit Committee;
	17.7.9	organizing the fulfillment of resolutions of the General Meeting of Shareholders and the Board of Directors;
	17.7.10	performance of orders and/or instructions of the Chairman of the Management Board in other matters associated with the current activities of the Company.
17.8	The Management Board shall consist of members of the Management Board, who shall be subordinate to the Chairman of the Management Board and act in accordance with the powers granted to them.
17.9
The Management Board shall be created with the number of members established by the Board of Directors. Members of the Management Board shall be appointed by the Board of Directors at the recommendation of the Chairman of the Management Board for a term of 3 (three) years.
17.10	The Management Board shall hold its meeting as necessary. Meetings of the Management Board shall be organized by the Chairman of the Management Board.
The Chairman of the Management Board shall sign all documents in the Company's name and the minutes of meetings of the Management Board.

A quorum for a meeting of the Management Board shall be the presence of at least half of the elected members of the Management Board. If the number of members of the Management Board becomes less than the number constituting the aforesaid quorum, the Board of Directors shall be obligated to appoint additional members to the Management Board.
Assignment of the right to vote by one member of the Management Board to another person, including another member of the Management Board, is not permitted.
17.11
Minutes shall be kept at meetings of the Management Board. The minutes of a meeting of the Management Board shall be provided to members of the Board of Directors, the Audit Committee, and the Company's auditor at the request thereof.
17.12
The person performing the functions of Chairman of the Management Board and the members of the Management Board may simultaneously hold positions on the management bodies of other organizations only with the consent of the Board of Directors.
17.13
The Board of Directors is entitled at any time to adopt a resolution to terminate early the powers of the Chairman of the Management Board and members of the Management Board and to form new executive bodies of the Company.
17.14
Other rights and obligations of the Chairman of the Management Board and the members of the Management Board are defined by the JSC Law, other legal acts of the Russian Federation, and the contract made by each of them with the Company. The contract shall be signed on the Company's behalf by the Chairman of the Board of Directors or another person authorized by the Board of Directors.
17.15	Other matters pertaining to the activities of the Chairman of the Management Board and the Management Board may be determined by internal documents of the Company.

ARTICLE 18. Liability of members of the Board of Directors, the Chairman of the Management Board, temporary individual executive body of the Company, members of the Management Board, and employees of the Company.
18.1
The members of the Board of Directors, the Chairman of the Management Board, the members of the Management Board, and the specialists of the Company's administration in exercising their rights and performing duties shall act in the interests of the Company and exercise their rights and perform duties in relation to the Company reasonably and in good faith.
18.2
The members of the Board of Directors, the Chairman of the Management Board, the temporary individual executive body of the Company, the members of the Management Board, and the specialists of the Company's administration shall be liable to the Company for losses caused to the Company by their culpable actions (omissions) unless other grounds and extent of liability are established by federal laws.
18.3
The Company shall indemnify a member of the Board of Directors against third-party claims (including, but not limited to, actions brought by shareholders and/or other investors of the Company) made in connection with the reasonable and good-faith exercise by the member of the Board of Directors of his rights and performance of duties, except in cases when third-party claims are made in connection with a culpable act (action or omission) committed by the member of the Board of Directors against the interests of the Company.
ARTICLE 19. Accounting and reporting of the Company.
19.1	The Company is obligated to keep accounting records and submit financial reports in the manner established by the JSC Law and other legal acts of the Russian Federation.
19.2
The Company's financial year shall begin on January 1 and end on December 31. The first financial year (year of founding) of the Company shall begin on the date of state registration and end on December 31.
19.3
Liability for the organization, condition, and accuracy of accounting records at the Company and timely submission of the annual report and other financial statements to the appropriate bodies, and of information on the Company's activities to be provided to shareholders, creditors, and mass media shall be borne by the Chairman of the Management Board and members of the Management Board in accordance with the JSC Law, other legal acts of the Russian Federation, and the Company's charter.
19.4
The accuracy of data contained in the Company's annual report and annual financial statements must be confirmed by the Audit Committee. Before the Company publishes the documents specified in this clause, the Company is obligated to engage an auditor, who must be unassociated with the Company or its shareholders in respect of any property interests, to conduct an annual audit and confirm the annual financial statements.
19.5	The Company's annual report is subject to preliminary approval by the Board of Directors no later than 30 days before the date of the annual General Meeting of Shareholders.
ARTICLE 20. Storage of documents of the Company and provision of information.
20.1	In accordance with the requirements of current legislation the Company is obligated to store the following documents:
	1)	the agreement to create the Company;
	2)	the Company's charter; revisions and additions thereto, registered in the established manner; the decision to create the Company; the certificate of state registration of the Company;
	3)	documents confirming the Company's rights to property on its balance sheet;
	4)	internal documents of the Company;
	5)	the bylaw on a branch or representative office of the Company;
	6)	annual reports;
	7)	accounting documents;

	8)	financial statements;
9)
minutes of General Meetings of Shareholders (resolutions of a shareholder owning all voting shares of the Company) and meetings of the Board of Directors, the Audit Committee, and the Management Board;
	10)	ballot papers; powers of attorney (copies of powers of attorney) to participate in the General Meeting of Shareholders;
	11)	reports of independent appraisers;
	12)	lists of affiliates of the Company;
13)
lists of persons entitled to participate in the General Meeting of Shareholders, of persons entitled to receive dividends, and other lists prepared by the Company for the exercise by shareholders of their rights in accordance with the requirements of the JSC Law;
	14)	opinions of the Audit Committee, the Company's auditor, and state and municipal bodies responsible for financial oversight;
	15)	issue prospectuses, issuer's quarterly reports, and other documents containing information subject to publication or other disclosure in accordance with the JSC Law and other federal laws;
16)
other documents provided for by the JSC Law, this charter, internal documents of the Company, and resolutions of the General Meeting of Shareholders, the Board of Directors, and management bodies of the Company, and documents provided for by legal acts of the Russian Federation.
20.2
The Company shall store the documents specified by clause 20.1 of this charter at the following address: 109028, Moscow, Yauzsky bulvar, d. 16/15, in the manner and for the periods established by the federal body of executive power for the securities market.
20.3
The Company is obligated to grant shareholders access to the documents specified by clause 20.1 of this charter. Access to accounting documents and minutes of meetings of the collective executive body shall be granted to a shareholder or shareholders owning in the aggregate at least 25 percent of the voting shares of the Company.
20.4
The documents specified by clause 20.1 of this charter shall be provided by the Company within 7 (seven) days of the submission of a corresponding request to inspect said documents in the premises of the Company's executive body. At the request of persons entitled to access documents specified by clause 20.1 of this charter, the Company is obligated to provide them with copies of such documents. At the request of a shareholder of the Company, copies of documents may be sent through the mail or by courier to the address specified by the shareholder. The fee charged by the Company for the provision of such copies may not exceed the cost of their preparation.
20.5
The Company is obligated to allow employees of state bodies, organizations, and institutions to inspect the documents specified by clause 20.1 of this charter, and other documents of the Company specified by legal acts of the Russian Federation, or for a fee to provide copies of documents, if such obligation is explicitly stipulated by current normative acts of the Russian Federation or follows from directive documents (decisions, order, etc.) of said bodies, organizations, and institutions, issued (adopted) in accordance with current Russian legislation. The transfer of documents of the Company or copies of documents for inspection to the persons specified in this clause shall take place at the place of storage of the documents. At the request of persons specified in this clause, copies of documents may be sent through the mail or by courier to the address specified by such persons. The fee established by the Company also may not exceed the cost of preparation of the documents and costs associated with the delivery of the documents through the email or by courier.
20.6
The provision by the Company of information and documents for inspection by other persons shall be done on the basis of a corresponding decision of a court (court of general jurisdiction, arbitration court, etc.), unless other occasions and grounds are provided by current Russian legislation, and in the manner prescribed by clause 20.5 of this charter.

20.7
Liability for the organization and storage of the Company's documents shall be borne by the Company's individual executive body, who in his orders shall, in accordance with this charter and current legislation, define procedures for the acceptance, storage, and issuance of documents of the Company (including the list of other documents) and the responsible employees of the Company carrying out the acceptance, storage, and issuance of documents of the Company.
20.8
For the purposes of implementing state social, economic, and tax policies, the Company shall ensure that documents of scientific and historical significance are transferred to the Central Records Office of Moscow in accordance with the list of documents agreed upon with the Mosarkhiv association, and store and use personnel-related documents in the established manner.
ARTICLE 21. Audit committee.
21.1	Supervision over the Company's financial and economic activities shall be carried out by an audit committee ("Audit Committee").
21.2
An Audit Committee composed of at least 7 (seven) persons shall be elected at the annual General Meeting of Shareholders for a term of 1 (one) year. Shares owned by members of the Board of Directors or by persons occupying positions on the Company's management bodies shall be disregarded for the purposes of voting in the election of members of the Audit Committee.
21.3
The term of office of the Audit Committee shall be counted from the time of its election by the annual General Meeting of Shareholders to the time of election (reelection) of an audit committee by the next annual General Meeting of Shareholders.
21.4
The powers of individual members or the entire membership of the Audit Committee may be terminated early pursuant to a resolution of the General Meeting of Shareholders on the grounds and in the manner established by internal documents of the Company.
21.5
If the number of members of the Audit Committee becomes less than half of the number specified by the Company's charter, the Board of Directors shall be obligated to call an extraordinary General Meeting of Shareholders for the purpose of electing a new Audit Committee. The remaining members of the Audit Committee shall perform their functions until a new Audit Committee is elected at the extraordinary meeting.
21.6
In the event that the powers of the Audit Committee are terminated early, the powers of the new Audit Committee shall be effective until the election (reelection) of a new Audit Committee by the annual General Meeting.
21.7
Any shareholder or any person nominated by a shareholder may be a member of the Audit Committee, provided, however, that members of the Audit Committee may not simultaneously be members of the Board of Directors, the individual executive body, or members of the Management Board or the liquidation committee.
21.8	The Audit Committee shall elect a chairman and a secretary from among its members.
21.9	A verification (audit) of the financial and economic activities of the Company shall be conducted on the results of the Company's activities for the year.
21.10	A verification (audit) of the financial and economic activities of the Company shall be conducted also at any time:
	1)	on the initiative of the Audit Committee;
	2)	pursuant to a resolution of the General Meeting of Shareholders;
	3)	on the initiative of the Board of Directors;
	4)	by decision of the Chairman of the Management Board;
5)
at the request of a shareholder or shareholders of the Company owning in the aggregate at least 10 percent of the voting shares of the Company on all matters within the competence of the General Meeting on the date of submission of the request.

21.11	At the request of the Audit Committee, persons holding positions in the Company's management bodies shall be obligated to provide documents concerning the Company's financial and economic activities.
21.12	The Audit Committee has the right to demand that an extraordinary General Meeting of Shareholders be called, in the manner set forth in the Company's charter.
21.13	On the basis of the results of verification of the Company's financial and economic activities the Audit Committee shall prepare an opinion, which shall contain the following:
	1)	confirmation of the accuracy of data contained in reports and other financial documents of the Company;
2)
information on instances of violation of accounting and financial reporting procedures established by legal acts of the Russian Federa- tion, and violations of legal acts of the Russian Federation in the carrying out of financial and economic activities.
21.14
Pursuant to a resolution of the General Meeting of Shareholders, members of the Audit Committee may be paid compensation for the period of performance of their duties and (or) be reimbursed for expenses associated with the performance of their duties. The amounts of such compensation and reimbursement shall be established by a resolution of the General Meeting of Shareholders.
21.15	Procedures for the activities of the Audit Committee in matters not contemplated by this charter may be defined by internal documents of the Company.
ARTICLE 22. Audit.
22.1
The Company's auditor (a citizen or auditing organization) shall conduct a verification of the financial and economic activities of the Company in accordance with the legal acts of the Russian Federation on the basis of a contract concluded with the auditor.
22.2	The General Meeting of Shareholders shall approve the company's auditor. The amount of payment for his services shall be set by the Board of Directors.
22.3	On the basis of the results of the verification of the Company's activities the Company's auditors shall prepare an opinion, which must contain the following:
	22.3.1	confirmation of the accuracy of the data contained in reports and other financial documents of the Company;
22.3.2
information on instances of violation of accounting and financial reporting procedures established by legal acts of the Russian Federa- tion, and violations of legal acts of the Russian Federation in the carrying out of financial and economic activities.
22.4	An internal audit of the Company shall be conducted by the Audit Committee.
ARTICLE 23. Liquidation and reorganization of the Company.
23.1	The Company may be liquidated in the following cases.
	23.1.1	pursuant to a resolution of the General Meeting of Shareholders;
	23.1.2	pursuant to a court decision in accordance with Russian Federation legislation.
23.2
In the event of the Company's liquidation, except in the case of liquidation pursuant to a court decision, the General Meeting of Shareholders shall create a liquidation committee, determine the procedure and periods for the conduct of liquidation, and establish the period for presentment of creditors' claims, which must be neither less than two months nor greater than three months from the time of the announcement of liquidation.

23.3
The liquidation committee shall conduct the liquidation and prepare a liquidation balance sheet. From the time of its appointment the liquidation committee shall assume performance of the functions of the Management Board and the Chairman of the Management Board. Thenceforth it shall be the Company's sole authorized representative in all matters pertaining to the Company's activities. After its creation the committee shall take the following actions: place in the official press corresponding to the Company's location a notice of its liquidation and the procedure and period for declaration of claims by creditors. The committee shall ensure that the notice is first published in the press no later than one week after the creation of the committee and repeat publication of such notice no earlier than 14 days and no later than 40 days afterward. The liquidation committee shall organize work to collect the Company's accounts receivable and identify creditors' claims.
23.4
In the event of reorganization of the enterprise, all documents (management, financial and economic, personnel-related, etc.) shall be handed over in accordance with the established rules to the successor organization.
23.5
If the monetary funds available to the Company undergoing liquidation are insufficient to satisfy creditors' claims, the liquidation committee shall effect the sale of other property of the Company at public auction in the manner established for the execution of court decisions. The proceeds from such sale shall be directed toward the satisfaction of creditors' claims.
23.6
If the Company's funds are insufficient to satisfy all obligations to creditors, the Company's funds shall be distributed among the creditors of the same priority in proportion to the total claims of creditors of that priority, determined in accordance with current legislation.
23.7	The Company shall be deemed to have been liquidated from the time a corresponding entry is made in the state register.
23.8	Terms and procedures for reorganization and liquidation that are not contemplated by this charter shall be regulated by current legislation.
23.9
In the absence of a successor, documents of scientific and historical importance shall be transferred to a records office for state storage; documents relating to personnel (orders, personal files and record cards, personal accounts, etc.) shall be transferred for storage to the records office of the administrative okrug in which the Company is located.
ARTICLE 24. Obligatory publication of information by the Company.
24.1	The Company is obligated to disclose:
	1)	the annual report of the Company and annual financial statements;
	2)	the issue prospectus for shares of the Company, in cases provided for by legal acts of the Russian Federation;
	3)	notice of the holding of a General Meeting of Shareholders in the manner specified by JSC Law;
	4)	other information determined by the federal body of executive power for the securities market.
24.2
In the event of public placement of bonds or other securities by the Company, public disclosure of information shall be effected by the Company to the extent and in the manner established by the federal body of executive power for the securities market.

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  Exhibit 1.1